Exhibit 99.1

FOR IMMEDIATE RELEASE INVESTOR RELATIONS CONTACT:
Cathy W. Liles (434) 817-8267

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES STOCK AND CASH DIVIDENDS

Charlottesville, VA – November 10, 2026 –Virginia National Bankshares Corporation (NASDAQ: VABK) (the “Company”) announced today that on November 9, 2026 its Board of Directors (the “Board”) declared an 8% stock dividend to be paid on November 30, 2026 to shareholders of record as of November 20, 2026. Shareholders will receive cash in lieu of fractional shares. Also, on November 9, 2026, the Board declared a quarterly cash dividend of $0.38 per share of common stock, an increase of $0.02 per share over the previous quarter, to be paid on December 15, 2026 to shareholders of record at the close of business on December 1, 2026. The stock dividend will take effect first, whereby each shareholder will receive 0.08 shares of the Company’s common stock for every share of common stock held as of the record date, and therefore, the cash dividend will be paid on the increased number of shares. The quarterly cash dividend implies an annualized yield to shareholders of approximately 2.85% based on the closing price of the Company’s common stock on November 9, 2026.

“We are pleased to announce a stock dividend that will precede an increased quarterly cash dividend,” said Glenn Rust, President and Chief Executive Officer. “Our strong financial position enables us to maintain our continued dedication to delivering value to our shareholders.”

As a result of the Board’s action, the outstanding shares of the Company’s common stock will increase by approximately 430,000 shares, from 5.4 million shares outstanding to 5.9 million shares outstanding.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has seven banking offices throughout Fauquier and Prince William counties, four banking offices in Charlottesville and Albemarle County (including one limited-service banking facility), and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses, and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com